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                                                                    EXHIBIT 99.1
[SELECTICA LOGO]

                       SELECTICA NAMES VINCENT G. OSTROSKY
                         AS CHAIRMAN, PRESIDENT AND CEO

SAN JOSE, CALIF. - OCTOBER 21, 2004 - Selectica, Inc. (Nasdaq: SLTC), a leading provider of solutions for automating the sales Opportunity-to-Order process, today announced that Vincent G. Ostrosky has been named the Company's new Chairman, President and Chief Executive Officer. Stephen Bennion, who served as Interim CEO during the search process, will resume his full-time responsibilities as Executive Vice President and Chief Financial Officer.

With over 15 years of experience in supply chain management and consulting services, Mr. Ostrosky joins Selectica from IBM Corporation, where he served most recently as Vice President, Integrated Supply Chain Business Transformation. In this position, Mr. Ostrosky led a team dedicated to optimizing the integrated supply chain across IBM, to deliver a superior end-to-end experience for clients, business partners, and suppliers doing business with IBM.

"We are extremely excited to conclude our CEO search with the selection of an executive with whom we have worked closely during the past two years and hold in great regard," said Stephen Bennion. "While at IBM, Vince worked with Selectica as well as a number of other CRM and ERP vendors along with internal IBM Business Consulting Services teams. Through his experience on the IBM Senior Leadership Team optimizing IBM's supply chain management processes, as well as his prior experience as a management consulting partner with PriceWaterhouseCoopers, Vince has become a leading authority on designing and implementing business transformation processes that lead to greater simplification, productivity and business value. He thoroughly understands the challenges that CEOs and CIOs face in enhancing efficiencies in their operations, and his insight and leadership will be critical in positioning Selectica to more effectively capitalize on the sizeable market opportunity available to us."

During his tenure at IBM, Mr. Ostrosky also held a number of other senior positions including Vice President, Customer Relationship Management (CRM) and Worldwide Business Process Executive for IBM Sales and Distribution, where he led the most extensive CRM deployment ever across the United States, Europe and Asia Pacific. Prior to joining IBM in 2000, Mr. Ostrosky worked for PriceWaterhouseCoopers, where he was the Global Client Service Management Consulting Partner assigned to IBM. His areas of specialization included value chain transformation, developing and delivering integrated business process redesign, and management information systems solutions for the computer and components industry.


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"I am very pleased to join a company that has such a strong foundation of cutting-edge products and blue chip customers," said Mr. Ostrosky. "Clearly, more companies are beginning to understand the importance of the Opportunity-to-Order space that exists between their CRM and ERP processes and applications, and they are looking for solutions that can enhance sales and increase efficiencies. I have experienced firsthand the capability of Selectica's superior technology as a customer, and I believe that it is by far the best--if not the only proven option--in the Opportunity-to-Order space. The Company also has an excellent management team in place, a strong balance sheet, and an exciting next generation product offering-the Enterprise Productivity Suite--that is targeted at solving the Opportunity-to-Order process problem with a more out-of-box and cost effective solution. I believe we can significantly enhance how our products are positioned and sold in the marketplace, and build Selectica into a strong, profitable player in the software industry."

Mr. Ostrosky received a Masters of Business Administration with distinction in Finance and Marketing from the Wharton School of the University of Pennsylvania, and holds dual Bachelor of Science Degrees in Electrical Engineering and Economics from the University of Pennsylvania.

ABOUT OPPORTUNITY-TO-ORDER

The Opportunity-to-Order space is a critical area for enterprises with inefficient business processes that sit between CRM and ERP applications. Opportunity-to-Order business processes involve guided selling, sales configuration, pricing, quoting, and contract compliance, among others. Implementing an Opportunity-to-Order solution can help companies reduce revenue leakage from a wide range of business processes, reduce costs, get products to market faster, and improve sales productivity across all channels.

ABOUT SELECTICA, INC.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica's products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.

FORWARD LOOKING STATEMENTS

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica's and its customers' expectations, beliefs,

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Selectica, Inc.
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hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica's products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and in other reports filed by Selectica with the Securities and Exchange Commission.

Selectica is a trademark of Selectica, Inc. All other product and company names may be trademarks of the companies with which they are associated.

CONTACT INFORMATION:

Press Inquiries
Erin Flanigan
Horn Group for Selectica
415-905-4005
eflanigan@horngroup.com

Investor Inquiries
Robert Dougherty
Selectica
408-570-9700
ir@selectica.com

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